EXHIBIT 99.1

Contacts:
Investors:	Media:
Risa Fisher rfisher@emdeon.com 201-414-2002	Jennifer Meyer jmeyer@emdeon.com 212-624-3912
EMDEON ANNOUNCES MANAGEMENT CHANGE
ELMWOOD PARK, NJ (November 18, 2005) — Emdeon Corporation (NASDAQ: HLTH) announced today that Tony G. Holcombe, its President and the President of its Business Services segment, will resign from his roles effective December 2, 2005 in order to pursue another business opportunity. The Emdeon Business Services segment will report directly to Kevin Cameron, Chief Executive Officer of Emdeon, until a successor is named.
“I want to thank Tony for the contributions he has made since joining Emdeon in December 2003”, said Kevin Cameron. “Under Tony’s leadership, we improved our quality and customer satisfaction and strengthened our infrastructure. I have been working closely with the senior management team at Business Services and I anticipate a smooth transition.”
Mr. Cameron also said, “As I stated in June 2005, I suffered from a serious health condition several years ago and I have been undergoing a series of treatments to better manage my health that take me out of the office for a few hours once or twice per week. Although these treatments have yet to achieve the desired result, I am confident in my ability to assume these additional responsibilities until a successor for Tony is named. However, in the future it may become necessary for me to spend more time addressing my health needs and I may have to contribute to the Company in a different senior executive role which would not require the active day to day oversight of operations. The Company and I monitor this closely.”
Martin J. Wygod, Chairman of Emdeon, said, “I also want to thank Tony and wish him good luck in the future. During this transition period, I will continue working closely with Kevin in the management of the Company.”
Emdeon also announced that its financial guidance for the fourth quarter of 2005 remains unchanged from what it communicated at the time of its third quarter earnings release. However, the Company now expects that its revenue and earnings for 2006 may be towards the lower end of the ranges provided at the time of its third quarter earnings release, primarily as a result of anticipated weakness at its Business Services segment. This guidance is summarized in Exhibit 99.3 furnished with the Current Report on Form 8-K filed with the SEC by Emdeon on November 3, 2005. The Form 8-K is available at www.emdeon.com (in the “About Emdeon” section).
ABOUT EMDEON
Emdeon (Nasdaq: HLTH) is a leading provider of business, technology and information solutions that transform both the financial and clinical aspects of healthcare delivery. At the core of Emdeon’s vision is the commitment to connect providers, payers, employers, physicians and consumers in order to simplify business processes, to provide actionable knowledge at the right time and place and to improve healthcare quality.
Emdeon Business Services provides revenue cycle management and clinical communication solutions that enable payers, providers and patients to improve healthcare business processes. Emdeon Practice Services provides physician practice management and electronic health record software and services that increase practice efficiency and enhance patient care. WebMD Health (Nasdaq: WBMD) provides health information services for consumers, physicians, healthcare professionals, employers and health plans through its public and private online portals and health-focused publications. Porex is a developer, manufacturer and distributor of proprietary porous plastic products and components used in healthcare, industrial and consumer applications.
*****************************
All statements contained in this press release, other than statements of historical fact, are forward-looking statements, including those regarding: guidance on our future financial results and other projections or measures of our future performance; the amount and timing of the benefits expected from strategic initiatives and acquisitions or from deployment of new or updated technologies, products, services or applications; and other potential sources of additional revenue. These statements are based on our current plans and expectations and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include those relating to: market acceptance of our products and services; operational difficulties relating to combining acquired companies and businesses; our ability to form and maintain mutually beneficial relationships with customers and strategic partners; changes in economic, political or regulatory conditions or other trends affecting the healthcare, Internet, information technology and plastics industries, including matters relating to the Health Insurance Portability and Accountability Act of 1996 (HIPAA); and our ability to attract and retain qualified personnel. Further information about these matters can be found in our Securities and Exchange Commission filings. We expressly disclaim any intent or obligation to update these forward-looking statements.
*****************************
WebMD®, WebMD Health®, Emdeon™, Emdeon Business Services™, Emdeon Practice Services™ and POREX® are trademarks of Emdeon Corporation or its subsidiaries.